Exhibit 3.10

LIMITED LIABILITY COMPANY AGREEMENT

OF

UNITED RENTALS HIGHWAY TECHNOLOGIES GULF, LLC

This Limited Liability Company Agreement (this “Agreement”) of United Rentals Highway Technologies Gulf, LLC (the “LLC’), dated as of October 14, 2010, as executed by United Rentals (North America), Inc. (the “Initial Member”) as the sole initial member of the LLC.

W I T N E S S E T H:

WHEREAS, on October 14, 2010, the LLC was converted from a corporation to a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.) (the “LLCA”) and the Delaware General Corporation Law (8 Del.C. § 101, et seq.) as they each may be amended from time to time, or any successor statutes, by filing a Certificate of Conversion to Limited Liability Company and a Certificate of Formation with the Secretary of State of the State of the State of Delaware;

WHEREAS, the Initial Member desires to execute this Agreement to establish its rights and obligations with respect to the LLC and hereby states as follows:

ARTICLE I
ORGANIZATIONAL AND OTHER MATTERS

SECTION 1.01                                      Formation; Admission. The LLC has been formed under the provisions of the LLCA by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware. Upon execution of this Agreement, the Initial Member will be admitted to the LLC as the sole initial Member. As used herein, the term “Members” shall include the Initial Member and any other member of the LLC admitted as a member of the LLC from time to time.

SECTION 1.02                                      Name. The name of the LLC shall be United Rentals Highway Technologies Gulf, LLC and the business of the LLC shall be conducted under such name.

SECTION 1.03                                      Offices. The registered office of the LLC shall be in the City of Wilmington, County of Newcastle, State of Delaware, or such other place as may from time to time be determined. The principal place of business and office of the LLC shall be located at, and the LLC’s business shall be conducted from, such place or places as may hereafter be determined by the Members holding a majority of the membership interests of the LLC.

SECTION 1.04                                      Term. The LLC shall commence on the date of filing of the Certificate of Formation.

SECTION 1.05                                      Fiscal Year. The fiscal year of the LLC for financial reporting and tax purposes shall be fixed by a resolution of the Members.

SECTION 1.06                                      Limited Liability. Except as otherwise provided by the LLCA, the debts, obligations and liabilities of the LLC, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the LLC, and none of the Members, any officer (as hereinafter defined), employee or agent of the LLC (including a person having more than one such capacity) shall be obligated personally for any such debt, obligation or liability solely by reason of acting in such capacity.

ARTICLE II
PURPOSE AND POWERS

SECTION 2.01                                      Purpose of the LLC. The LLC is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the LLC is, engaging in -all lawful activities for which limited liability companies may be formed under the LLCA.

SECTION 2.02                                      Powers of the LLC. The LLC shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the LLC.

ARTICLE III
MEMBERSHIP INTERESTS; CONTRIBUTIONS; ADDITIONAL MEMBERS

SECTION 3.01                                      Membership Interests; Membership. In exchange for the capital stock that the Initial Member held in the corporation that was converted into the LLC, the Initial Member shall receive 100 membership interests in the LLC. The membership of the LLC will be as set out on Exhibit A, as such exhibit may be amended from time to time to reflect changes in the Members or the number of membership interests owned by each Member.

SECTION 3.02                                      Funding Contributions. No Member is required to make any additional capital contributions to the LLC beyond its initial capital contribution.

SECTION 3.03                                      Admission of Additional Members. One or more additional members of the LLC may be admitted to the LLC as members with the prior written consent of the Members holding a majority of the membership interests of the LLC.

ARTICLE IV
DISTRIBUTIONS

Distribution of Proceeds.  Distributions shall be made to the Members in accordance with the percentage of membership interests held by each Member at such time and in such amounts as may be determined in the sole discretion of the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the LLC if such distribution would violate Section 18-607 of the LLCA or other applicable law.

ARTICLE V
MANAGEMENT OF THE LLC

SECTION 5.01                                      Management. The management of the business and affairs of the LLC shall be vested in the Members, which shall have the power to do any and all acts necessary or convenient for the furtherance of the purpose of the LLC described in this Agreement, including the appointment of managers and officers and all powers, statutory or otherwise, possessed by members of a limited liability company under the LLCA.

SECTION 5.02                                      Action Without a Meeting. Any action that may be taken at the Members’ meeting may be taken without a meeting if a consent in writing setting forth the action to be taken is signed by the Members holding a majority of the membership interests of the LLC.

SECTION 5.03                                      Procedures. The Members shall be entitled to cast votes:  (a) at a meeting, either in person or by a signed writing directing the manner in which the vote is to be cast, which writing must be received by the Secretary or the Assistant Secretary of the LLC at or prior to the commencement of the meeting; or (b) without a meeting, by a signed writing directing the manner in which the vote is to be cast, which writing must be received by the Secretary or an Assistant Secretary of the LLC. Any vote shall be deemed passed if voted for by Members holding a majority of the membership interests of the LLC. Other procedures of any meeting shall be as determined by the Members holding a majority of the membership interests of the LLC.

SECTION 5.04                                      Officers.

(a)                                 The officers of the LLC (the “Officers”) shall be a President, one or more Vice Presidents, a Treasurer, an Assistant Treasurer, a Secretary and an Assistant Secretary. Each officer of the LLC shall be appointed by the Members holding a majority of the membership interests of the LLC to serve until his or her respective successor is appointed and qualified. The same person may hold any two or more offices.

The initial officers of the LLC shall be: President, Michael J. Kneeland; Vice President, William B. Plummer; Vice President, Raymond J. Alletto; Vice President, Dale A. Asplund; Vice President, Christopher M. Brown; Vice President, Kenneth E. DeWitt; Vice President, Joseph A. Dixon; Vice President and Controller, John J. Fahey; Vice President, Matthew Flannery; Vice President and Secretary, Jonathan M. Gottsegen; Vice President, Ned Graham; Vice President and Assistant Secretary, Joli Lyn Gross; Vice President, Paul McDonnell; Vice President and Treasurer, Irene Moshouris; Vice President, Craig A. Pintoff; and Assistant Treasurer, Suzanna Quinn.

(b)                                 The Members holding a majority of the membership interests of the LLC may from time to time elect such other officers and appoint such other agents as the business of the LLC may require each of whom shall hold office for such period, have such authority, and perform such duties as are provided in this Agreement, or as the Members may from time to time determine. The Members holding a majority of the membership interests of the LLC may delegate to any officer or committee the power to elect subordinate officers and to retain or appoint employees or other agents.

(c)                                  Each of the officers of the LLC shall perform all duties incident to the office of such officer and such other duties as may be prescribed by the Members holding a majority of the membership interests of the LLC from time to time.

(d)                                 Any officer designated by the Members holding a majority of the membership interests of the LLC may be removed, either for or without cause, at any time by the Members holding a majority of the membership interests of the LLC. Any other employee of the LLC may be removed or dismissed, either for or without cause, at any time by the President.

(e)                                  Any officer or agent may resign at any time by giving written notice to the Members. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(f)                                   A vacancy in any office because of death, resignation, removal, disqualification, or any other cause, shall be filled by any such person as may be appointed by the Members holding a majority of the membership interests of the LLC.

ARTICLE VI
TRANSFER OF MEMBERSHIP INTERESTS

Transfer Restrictions. No transfer, except with the consent of the Members holding a majority of the membership interests of the LLC, of all or any portion of a Member’s interest in the LLC shall be permitted.

ARTICLE VII
DISSOLUTION AND-LIQUIDATION

SECTION 7.01                                      Dissolution and Bankruptcy. The LLC shall dissolve, and its affairs shall be wound up, upon (i) the affirmative vote or written consent of the Members holding more than two-thirds of the membership interests of the LLC; (ii) the sale of all of the assets of the LLC; or (iii) the entry of a decree of judicial dissolution under §18-802 of the LLCA. In addition, the LLC shall be dissolved and its affairs shall be wound up upon the Bankruptcy (as defined below) of the LLC or the Members; provided, however, that upon the occurrence of any such event, the Members may, within 90 days thereafter, agree to continue the business of the LLC, upon all of the terms and provisions of this agreement. For purposes of this Agreement, “Bankruptcy” means (i) the filing of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of debts under title 11 of the United States Code, as amended (the “Bankruptcy Code”) (or corresponding provisions of future laws) or any other federal, state or foreign insolvency law, or the filing of an answer consenting to or acquiescing in any such petition; (ii) the making of any assignment for the benefit of creditors or the admission in writing of the inability to pay debts as they mature; or (iii) the expiration of 60 days after the filing of an involuntary petition under the Bankruptcy Code (or corresponding provisions of future laws) seeking an application for the appointment of a receiver, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of debts under any other federal, state or foreign insolvency law, unless the same shall have been vacated, set aside or stayed within such 60-day period.

SECTION 7.02                                      Effect of Dissolution. Upon dissolution, the LLC shall cease carrying on its business but shall not terminate until the winding up of the affairs of the LLC is completed, the assets of the LLC shall have been distributed as provided below and a Certificate of Cancellation of the LLC under the LLCA has been filed with the Secretary of State of the State of Delaware.

SECTION 7.03                                      Liquidation Upon Dissolution. Upon the dissolution of the LLC, sole and plenary authority to effectuate the liquidation of the assets of the LLC shall be vested in the Members, which shall have full power and authority to sell, assign and encumber any and all of the LLC’s assets and to wind up and liquidate the affairs of the LLC in an orderly and business-like manner. The proceeds of liquidation of the assets of the LLC distributable upon a dissolution and winding up of the LLC shall be applied in the following order of priority:

(i)                                     first, to the creditors of the LLC, including the Members, in the order of priority provided by law, in satisfaction of all liabilities and obligations of the LLC (of any nature whatsoever, including, without limitation, fixed or contingent, matured or unmatured, legal or equitable, secured or unsecured), whether by payment or the making of reasonable provision for payment thereof; and

(ii)                                  thereafter, to the Members.

SECTION 7.04                                      Winding Up and Articles of Dissolution. The winding up of the LLC shall be completed when all of its debts, liabilities, and obligations have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the LLC have been distributed to the Members. Upon the completion of the winding up of the LLC, a Certificate of Cancellation of the LLC shall be filed with the Secretary of State of the State of Delaware.

ARTICLE VIII
EXCULPATION

Exculpation. In accordance with the LLCA, and to the maximum extent permitted under Delaware law, no director shall be liable to the LLC or any of its Members for monetary damages, except with respect to any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing. If any provision of the LLCA is amended after this Agreement is entered into further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the LLCA, as so amended.

ARTICLE IX
AMENDMENT

Amendment Procedures. This Agreement may be amended or modified only by a written instrument executed by the Members holding a majority of the membership interests of the LLC. In addition, the terms or conditions hereof may be waived only by a written instrument executed by the Members holding a majority of the membership interests of the LLC.

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IN WITNESS WHEREOF, the Initial Member has executed this Agreement as of the date first written above.

UNITED RENTALS (NORTH AMERICA), INC.

By:	/s/ Michael J. Kneeland
	Name:	Michael J. Kneeland
	Title:	President and Chief Executive Officer

Exhibit A

Members

As of October 14, 2010.

Name	Initial Capital Contribution	Membership Interests	Percentage Interest
United Rentals (North America), Inc.	100% of the capital stock of United Rentals Highway Technologies Gulf, Inc.	100	100%
Total		100	100%